Exhibit 99.1

                     TECHNOLOGY DEVELOPMENT


THIS TECHNOLOGY DEVELOPMENT AGREEMENT ("Tech Agreement") is made and entered into in triplicate and shall be effective on March 8th, 2000, by and between Tek Master Ltd., a British Columbia corporation ("TEK"), Xntrik Enterprises Ltd., a British Columbia corporation ("XEL") and ASDAR Group ("AG"), a Nevada corporation.


RECITALS

A. It is the desire of AG to engage the services of XEL and TEK to develop and to consult with AG regarding certain opportunities available to AG, and other relevant matters relating to the business of AG.

B. It is the desire of XEL to so develop and to so consult with the parties of both TEK and AG concerning those matters.


NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE WITH EACH OTHER AS
FOLLOWS:


1. Definitions. As used in this Agreement, in addition to terms defined elsewhere in this Agreement, the terms specified below in this Paragraph 1 shall have the definitions and meanings specified immediately after those terms, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions and meanings specified below suggest, indicate or express agreements between or among parties to this Agreement, or specify representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties and covenants specified elsewhere in this Agreement, and the paragraph or section of this Agreement within which such an agreement, representation, warranty or covenant is specified shall have no separate meaning or effect on the same.

1.1 "Agreement".        This Technology Development Agreement, including all
of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with this Agreement, and including all duly adopted amendments, modifications and supplements to or of this Agreement and such schedules, exhibits and other documents.

1.2 "TEK".      Tek Master Ltd., a BC corporation.

1.3 "XEL".      Xntrik Enterprises Ltd., a British Columbia corporation.

1.4 "AG".       ASDAR Group, a Nevada corporation.

1.5 "Proprietary Information". Shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, financial projections, customer lists, prospective customer lists, promotional ideas, data concerning AG's services, designs, methods, inventions, improvements, discoveries, designs whether or not patentable, "know-how", training and sales techniques, and any other information of a similar nature disclosed to TEK/XEL or otherwise made known to TEK/XEL as a consequence of or through this Agreement during the term hereof. The term Proprietary Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by TEK/XEL or any agent or representative of TEK/XEL in violation of this Agreement, or (ii) was available to TEK/XEL on a non-confidential basis from a source other than AG, or any of AG's officers, directors, employees, agents or other representatives.


2. Term of Agreement. The respective duties and obligations of the parties shall commence on the Effective Date and shall continue in force and effect for twenty-five (25) years, and with the written consent of all parties, will be renewed in force and effect for a further twenty-five (25) years.


3.      Consultations.

3.1 XEL shall consult with the parties of both TEK and AG, at reasonable times, concerning any issue of importance regarding certain opportunities available to both TEK and AG and other relevant matters relating to the business of both TEK and AG.

3.2 Both AG and TEK agree, first, to consult with XEL on any further development project(s) which are similar in nature to this project and/or which are derived or derivatives of this project.


4.  Management Powers.

4.1 Management Power of AG. The business affairs of AG and the operation of business of AG shall be conducted by the officers and administrative staff and employees of the AG. It is the intention of AG not to confer on either TEK or XEL, and neither TEK nor XEL shall have any power of direction, management, supervision or control of the administrative staff or other employees of AG or to otherwise be involved with the management of the business of AG.

4.2 Management Power of TEK. The business affairs of TEK and the operation of business of TEK shall be conducted by the administrative staff and employees of the TEK.



5.  Contract & License.

5.1. Authority to Contract.

5.1.1. TEK shall have no power to, and TEK shall not, obligate neither XEL nor AG in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

5.1.2. XEL shall have no power to, and XEL shall not, obligate neither TEK nor AG in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

5.1.3. AG shall have no power to, and AG shall not, obligate neither TEK nor XEL in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

5.2 License Grant.

5.2.1. License is part of the terms of this agreement.

5.2.2. XEL hereby grants to AG a personal, non-exclusive, non-transferable license to install, use, and execute the software of modules of software.

5.2.3. XEL's grant to AG does not include any right to AG to grant sublicenses or otherwise transfer such rights unless such written authorization is obtained by AG from XEL.


6. Compensation.

6.1. Common Stock.

6.1.1 As consideration for the services of TEK to be rendered pursuant to the provisions of this Agreement, TEK shall receive from AG, and AG shall issue or cause to be issued to TEK, two million (2,000,000) shares of AG's $.0001 par value common stock ("Subject Shares"). The Subject Shares shall be issued to TEK at such time as AG and TEK, by mutual agreement, shall determine. The Subject Shares shall be "restricted securities" (as that term is defined by the provisions of Rule 144 promulgated pursuant to the provisions of the Securities Act of 1933, as amended ("Act").

6.1.2 As consideration for the services of XEL to be rendered pursuant to the provisions of this Agreement, XEL shall receive from TEK, and TEK shall issue or cause to be issued to XEL, three hundred thousand (300,000) shares of AG's $.0001 par value common stock ("Subject Shares") TEK has received from AG as per paragraph 6.1.1. The Subject Shares shall be issued to XEL at such time as TEK and XEL, by mutual agreement, shall determine. The Subject Shares shall be "restricted securities" (as that term is defined by the provisions of Rule 144 promulgated pursuant to the provisions of the Securities Act of 1933, as amended ("Act").

6.2.  Responsibilities.

6.2.1 XEL's Responsibilities.   Design, development and implementation of the
software shall occur as follows:

Phase I:        Pilot Project

The pilot project is aimed to provide the necessary first steps for developing a scalable server platform. The main purpose of the pilot project is to design and implement a multi-threaded server that will maximize the server's client load.

The first phase of the project will reach the following milestones:
1. Research work consisting of designing and efficient session management of clients and apply multi-threading techniques to increase performance.

2. Develop a comprehensive interface communication protocol for the purposes of operating in distributed environment.

3. Implement the code for the server platform and designing and implementing a sample application just for testing purposes.

4. Develop a thin client layer for communicating with server, mainly needed for testing purposes.

5. Integrate the server platform with cutting-edge security technologies. (e.g. Open SSL or RSA).

6. Design and implement the interface with the database for logging and user account management purposes. The design will be general and will be suited for final integration with Oracle DB systems.

7. Design interfaces for an administrative toolkit for managing clients. Also, remote administration will be addressed.

Phase II:       Full Fledged Project

This phase of the project will include:

1.    Design for beta testing;

2.    Implement interfaces designed in the Pilot Project;

3.    Full integration of the security aspects;

4. Improvements on the server will include adaptive optimizations, making servers capable of operating in a distributed environment such that multiple machines can distribute the client load between each other, and,

5. Porting the server to multiple platforms in addition to Linux and Solaris (other platforms like Windows and/or OFS).


6.2.2 AG's Responsibilities.    Provide funds and/or funding of both
development phases as follows:

Phase I:        $200,000.00 in Canadian Funds.


6.2.3 Completion.       All parties have agreed that Phase I will be fully
completed. Phase II's completion will be determined at such time as AG and XEL, by mutual agreement, shall decide.


6.3. Development Costs, Salaries & Wages, Draws over a six (6) month period. As consideration for the services to be rendered pursuant to the provisions of this Agreement, a total amount of two hundred thousand (200,000) dollars in Canadian Funds will allotted over a period of six (6) months to completion of development as follows:

        Month 1 $25,000.00                      Month 2 $35,000.00
        Month 3 $30,000.00                      Month 4 $40,000.00
        Month 5 $30,000.00                      Month 6 $40,000.00


7. Non-Disclosure of Proprietary and Confidential Information by XEL and TEK. In consideration and recognition of the fact that during the term of this Agreement, both XEL and TEK may have access to the Proprietary Information or other information and data of a secret and proprietary nature which AG desires to keep confidential, and that AG has furnished, or during the term will furnish such information to XEL and TEK, XEL and TEK agrees and acknowledges (as used in this, XEL and TEK shall refer to XEL and TEK and any subsidiaries, affiliates, related entities, officers, agents, shareholders, partners, principals and/or employees) that AG has exclusive proprietary rights to all such Proprietary Information, and XEL and TEK hereby assigns to AG all rights that XEL and TEK might otherwise possess in any Proprietary Information. Except as required in the performance of XEL's and TEK's duties to AG, XEL and TEK will not at any time during or after the term hereof, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Proprietary Information relating to AG or AG's services, products or business. XEL and TEK agrees to deliver to AG any and all copies of Proprietary Information in the possession or control of XEL and TEK upon the expiration or termination of this Agreement, or at any other time upon request by AG. The provisions of this Paragraph 7 shall survive the termination of this Agreement.

7.1 Confidentiality of Proprietary Information.         Each party
acknowledges that all material and information which has or will come into the possession and knowledge of each with connection with this agreement of the performance hereof, consists of confidential and proprietary data, whose disclosure to or use by third parties will be damaging. Both parties, therefore, agree to hold such material and information in strictest confidence, not to make use thereof other than for the performance of this agreement, and not to release or disclose it to any other party.

7.2     No Unfair Competition.          XEL and TEK promises and agrees not to
engage in any unfair competition with AG at any time, whether during or following the completion of the term of this Agreement.


8. Indemnification. Each party shall save the other party harmless from and against and shall indemnify the other party for any liability, loss, costs, expenses or damages however caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default or omission of such party or any of such party's agents, employees or other representatives, and, such party shall pay any and all amounts to be paid or discharged in case of an action or any such liability less costs, expenses or damages. If either party is sued in any court for damages by reason of any of the acts of the other party referred to in this Paragraph 8, such other party shall defend said action (or cause same to be defended) at such other party's own expense and shall pay and discharge any judgment that may be rendered in any such action; if such other party fails or neglects to so defend in said action, the party sued may defend the same and any expenses, including reasonable attorneys fees, which such party may pay or incur in defending said action and the amount of any judgment which such party may be required to pay as a result of said action shall be promptly reimbursed upon demand.


9. Notices. All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by telex or facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person or by telex or facsimile transmission (with the telex or facsimile confirmation of transmission receipt serving as confirmation of service when sent and provided telexed or telecopied notices are also mailed by first class, certified or registered mail, postage prepaid); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to AG:               ASDAR Group.
                                        1288 Alberni Street, Suite 806
                                        Vancouver, British Columbia
                                        Canada V6E 4N5
                                        Facsimile: 604.664.0498

If to TEK:              Tek Master Ltd.
                                        1239 West Georgia Street, Suite 3004
                                        Vancouver, BC

        If to XEL:              Xntrik Enterprises Ltd.
160 East 11th Street, Suite 202
                                        North Vancouver, BC  V7L 2G5

or at such other address as the party affected may designate in a written notice to such other party in compliance with this Paragraph 9.

10. Entire Agreement. This Agreement is the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. This Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed by each of the parties.


IN WITNESS WHEREOF, the parties have executed this Technology Development Agreement in triplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.


     AG:                                      TEK:

     ASDAR Group                              Tek Master Ltd.
     a Nevada corporation                     a British Columbia corporation


     /S/ Stephen Nemergut                     /S/ Joseph Beyrouti
By:  _____________________               By:  ______________________

Its:    President                        Its:




     XEL:

     Xntrik Enterprises Ltd.
     a British Columbia corporation


     /S/ Alireza Entezari                     /S/ Jack Sha
By:  ____________________                By:  _____________________

Its:                                     Its:    Witness